EXHIBIT 21

SUBSIDIARIES OF DARDEN RESTAURANTS, INC.

As of May 30, 2010, we had seven “significant subsidiaries”, as defined in Regulation S-X, Rule 1-02(w), identified as follows:

GMRI, Inc., a Florida corporation, doing business as Red Lobster, Olive Garden, Bahama Breeze and Seasons 52.

RARE Hospitality International, Inc., a Georgia corporation and direct wholly owned subsidiary of GMRI, Inc., doing business as LongHorn Steakhouse and The Capital Grille.

RARE Hospitality Management, Inc., a Delaware corporation and direct wholly owned subsidiary of RARE Hospitality International, Inc., doing business as LongHorn Steakhouse and The Capital Grille.

Capital Grille Holdings, Inc., a North Carolina corporation and direct wholly owned subsidiary of RARE Hospitality Management, Inc., doing business as The Capital Grille.

N and D Restaurants, Inc., a Florida corporation and direct wholly owned subsidiary of GMRI, Inc., doing business as Red Lobster, Olive Garden and Bahama Breeze.

Darden SW LLC, a Florida limited liability company, the sole member of which is GMRI, Inc., doing business as Red Lobster and Olive Garden.

Florida SE, Inc., a Florida corporation and direct wholly owned subsidiary of GMRI, Inc., doing business as Red Lobster, Olive Garden, Bahama Breeze and Seasons 52.

We also had other direct and indirect subsidiaries as of May 30, 2010. None of these subsidiaries would constitute a “significant subsidiary” as defined in Regulation S-X, Rule 1-02(w).